Exhibit 10.9

February 5, 2021

Ross A. Paul

Via Email:

Re: Continuing Employment with 1stdibs.com, Inc.

Dear Ross:

Effective as of February 4, 2021, this letter amends and restates your existing offer letter with 1stdibs.com, Inc. (the “Company”), dated December 12, 2011 (the “Prior Offer Letter”).

Title. Your title will continue to be Chief Technology Officer. In this position, you will continue to report to the Chief Executive Officer, and you will perform all duties and responsibilities consistent with this position or as may be assigned to you periodically by the Chief Executive Officer.

Location. You will continue to work remotely out of the New York office during the global pandemic in accordance with the Company’s remote work plan. Once the Company’s New York office reopens in accordance with the Company’s return to work plan, you will be required to work from the New York office. We anticipate this will be some time in September 2021.

Base Salary. You will continue to receive a bi-weekly base salary of $10,000.00, for an annual equivalent of $260,000.00, payable according to the Company’s usual payroll practices, less applicable withholding and taxes as required by law. This is a full-time, exempt position, meaning you will not be eligible for overtime compensation.

Executive Bonus. You will continue to be eligible for an annual target bonus of $80,000.00, less applicable withholding and taxes as required by law, in accordance with, and subject to the terms and condition of, the annual performance bonus plan established by the Company from time to time for similarly situated employees. Any such bonus will be based on the achievement of goals and milestones established by the Company in its sole discretion, and the Company in its sole discretion may amend or terminate any such bonus plan at any time.

Equity Compensation. You will continue to be eligible to participate in the Company’s 2011 Stock Option and Grant Plan, as amended (or any successor thereto), or such other plans or programs as the Company shall determine. Any equity awards granted to you will be subject to the terms and conditions of the applicable plan and any applicable award agreement(s).

Severance. You will continue to be eligible for severance pursuant to the 1stdibs.com, Inc. Severance Plan (the “Severance Plan”) or any successor plan. The Company reserves the right to modify, suspend or terminate the Severance Plan, in its sole discretion.

Benefits. You will continue to be eligible to participate in all of the benefits that the Company provides to other senior executives of the Company, including the Company’s Paid Time Off (PTO) Plan (the “PTO Plan”), which currently permits flexible time off, subject to the terms and conditions of the PTO Plan. Your eligibility to receive benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may, from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will continue to be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

Reimbursement of Expenses. You will continue to be authorized to incur reasonable expenses in carrying out your duties for the Company under this letter and will be eligible for reimbursement for all such reasonable business expenses in accordance with the Company’s expense and travel reimbursement policies in effect from time to time.

Adjustment and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

Confidentiality Agreement. Your continued compliance with your Employee Assignment of Intellectual Property, Confidentiality, and Non-Competition Agreement, dated November 6, 2012, between you and the Company (the “Confidentiality Agreement”) is a condition of your continued employment with the Company.

Adherence to Company Policies. You acknowledge that you will continue to be bound by, and abide by, the Company’s policies. In addition, you acknowledge and agree that you will continue to be bound by, and abide by, any other Company policies or rules as they may currently exist, including those in the Employee Handbook, and as they may be modified or implemented from time to time.

“At Will” Employment. Your employment with the Company remains “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, the Company may terminate your employment with or without cause at any time and for any reason. Accordingly, this letter is not to be construed or interpreted as containing any guarantee of continued employment. As such, the recitation of certain time periods in this letter is solely for the purpose of defining your compensation. It is also not to be construed or interpreted as containing any guarantee of any particular level or nature of compensation.

Arbitration Agreement. As set forth in the Prior Offer Letter, any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company, excluding claims of sexual harassment (a “Dispute”), shall be resolved exclusively by final and binding arbitration before a single arbitrator in accordance with the Employment Rules of the American Arbitration Association then in effect. The arbitration shall be held in New York City, NY and the arbitrator shall have the authority to permit the parties to engage in reasonable pre-hearing discovery.

Governing Law. The terms of this letter and the resolution of any Dispute will be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration, you and the Company consent to the exclusive jurisdiction of, and venue in, the federal and state courts in New York City, New York in connection with any Dispute or any claim related to any Dispute.

Entire Agreement; Modification. This letter (together with the Confidentiality Agreement) reflects the entire agreement regarding the terms and conditions of your continuing employment with the Company. Accordingly, it supersedes and completely replaces any and all prior or contemporaneous agreements or understandings, written or oral, pertaining to your employment with the Company (including, without limitation, the Prior Offer Letter). You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this letter. Additionally, this letter cannot be changed or modified except by a separate writing signed by you and a duly authorized officer of the Company.

If this letter is acceptable to you, please sign and return this letter to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions stated herein.

Should you have any questions, please do not hesitate to call me.

Very truly yours,

1stdibs.com, Inc.

By:	/s/ David Rosenblatt
David Rosenblatt, Chief Executive Officer

Enclosure

I have read and understood this letter and hereby acknowledge, accept and agree to the terms set forth above.

Ross A. Paul

/s/ Ross A. Paul
Signature